                        AMENDMENT TO EMPLOYMENT AGREEMENT

     This Agreement, made and entered into as of August 11, 2005 by and between
The Warnaco Group, Inc., a Delaware corporation (together with its subsidiaries, divisions and affiliates, the "Company"), and Frank Tworecke ("you"), amends the letter agreement relating to your employment with the Company dated as of April
21, 2004 (the "Employment Agreement"). Except as otherwise stated herein, all definitions used in this Amendment shall have the meaning ascribed to such term in the Employment Agreement.

     In consideration of the premises contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the
Company and you agree as follows:

     1. Paragraph 3 of the Employment Agreement is amended by adding a new clause (d) and (e) as follows:

          "d.  During the Term beginning with fiscal year 2005, provided you are employed by the Company, you shall be entitled to an annual award with an aggregate grant date value equal to 10% of the sum of
               Base Salary plus Annual Bonus as defined in this paragraph 3(d)
               if you will be less than age 60 by the end of the applicable fiscal year and 13% of such amount if you will be age 60 or older by the end of the applicable fiscal year ("Supplemental Award"), with the first such award being made no later than 60 days after the Effective Date. For this purpose, Base Salary shall be the
               Base Salary paid to you for the fiscal year prior to the award year and Annual Bonus shall be the annual bonus awarded to you by the Board for such fiscal year. The Supplemental Award shall not be awarded to you until after the determination by the Board of your annual bonus for the prior fiscal year (but in no event later than 60 days thereafter for any award made after fiscal year 2005) and 50% of the value of the Supplemental Award shall be awarded in the form of restricted shares pursuant to the applicable Stock Incentive Plan ("Career Shares") and 50% shall be awarded in the form of a credit to a bookkeeping account maintained by the Company for your account (the "Notional
               Account"). Any Career Shares awarded hereunder shall be governed by the applicable Stock Incentive Plan and, if applicable, any award agreement. For purposes of this paragraph 3(d), each Career
               Share shall be valued at the closing price of a share of the
               Company's common stock ("Share") on the date that the
               Supplemental Award is made. For the Notional Account, the Company shall select the investment alternatives available to you under the Company's 401(k) plan. The balance in the Notional Account shall periodically be credited (or debited) with the deemed positive (or negative) return based on returns of the permissible investment alternative or alternatives under the Company's 401(k)
               plan as selected in advance by you (and in accordance with the applicable rules of such plan or investment alternative) to apply to such Notional Account, with such

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               deemed returns calculated in the same manner and at the same times as the return on such investment alternative(s). The
               Company's obligation to pay the amount credited to the Notional
               Account, including any return thereon provided for in this paragraph 3(d), shall be an unfunded obligation to be satisfied from the general funds of the Company. Except as otherwise provided in paragraphs 6 or 8 below or the applicable Stock
               Incentive Plan and provided that you are employed by the Company on such vesting date, any Supplemental Award granted in the form of Career Shares will vest as follows: 50% of the Career Shares will vest on the earlier of your 62nd birthday or upon your obtaining 15 years of "Vesting Service" and 100% of the Career
               Shares will vest on the earliest of (i) your 65th birthday, (ii)
               upon your obtaining 20 years of "Vesting Service" or (iii) 10th anniversary of the date of grant. Except as otherwise provided in paragraphs 6 or 8 below, and provided that you are employed by the Company on such vesting date, any Supplemental Award granted as a credit to the Notional Account (as adjusted for any returns thereon) ("Adjusted Notional Account")) shall vest as follows:
               50% on the earlier of your 62nd birthday or upon your obtaining 5 years of "Vesting Service" and 100% on the earlier of the your
               65th birthday and upon your obtaining 10 years of "Vesting
               Service". For purposes of this paragraph 3(d), "Vesting Service"
               shall mean the period of time that you are employed by the
               Company as an executive officer. Subject to paragraph 27 hereof, upon vesting the Career Shares will be delivered to you in the form of Shares. The vested balance in the Adjusted Notional
               Account shall not be distributed to you until you cease to be an employee of the Company and, at such time, shall only be
               distributed at the earliest time that satisfies the requirements of this paragraph 3(d). Except as otherwise provided in
               paragraphs 6 or 8 hereof, if your employment is terminated for any reason, any unvested Supplemental Awards (whether in the form of Career Shares or the Adjusted Notional Account) shall be forfeited and any vested balance in the Adjusted Notional
               Account, subject to paragraph 27 hereof, shall be paid to you in a cash lump-sum payment immediately following your "separation from service," as defined by Section 409A(a)(2)(A)(i) of the
               Internal Revenue Code of 1986, as amended (the "Code"), with the
               Company; provided, however, that, except in the case of your death, if at the time of such separation from service you are a
               "specified employee," as defined in Section 409A(a)(2)(B)(i) of the Code, such distribution shall not be made until at least six months after the date of such separation from service; provided, further, that if your employment is terminated due to Disability and such Disability satisfies the requirements of Section
               409A(a)(2)(C) of the Code, then such distribution may be made upon termination without regard as to whether you were a
               "specified employee" at such time. The provisions of this
               paragraph 3(d) shall survive expiration or termination of the
               Term.

          e.   If you remain actively employed with the Company until the fifth anniversary of the date you commenced employment with the Company then following termination of your employment with the Company
               (other than for Cause), the Company will pay you an amount annually in equal monthly

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               installments equal to $75,000 minus the "Value of the
               Supplemental Awards," with the first installment being paid within 30 days of your date of termination until the earlier to occur of (i) your death or (ii) the fifteenth anniversary of your date of termination; provided that if at the time you terminate employment you are a "specified employee," as defined in Section
               409A(a)(2)(B)(i) of the Code, the first such payment shall not be made until at least six months after your date of termination and, at such time, you shall receive a lump-sum amount equal to the amount of the installments that would otherwise have been made during this six-month period. Notwithstanding the foregoing, the amount payable hereunder shall be pro-rated for the year of termination and the year in which you die based on the number of days that elapsed in such year after your date of termination or prior to your date of death, as the case may be. The "Value of the Supplemental Awards" shall equal (x) the number of vested
               Career Shares as of your date of termination multiplied by the applicable "Share Price" plus (y) the Adjusted Notional Account balance as of your date of termination, (z) divided by 9.75. For purposes of this paragraph 3(e), "Share Price" shall mean (a) for any vested Career Shares for which the Share was sold prior to the date you terminate employment, the sale price for such Share, with such price increased by 7/12ths of 1% per month from the date of sale to your date of termination and (b) for any vested
               Career Share for which the Share has not been sold prior to your date of termination, the closing price of the Share on the date you terminate employment. The provisions of this paragraph 3(e)
               shall survive expiration or termination of the Term."

     2. Paragraph 6 of the Employment Agreement is amended by adding a new clause (e) as follows:

          "e.  Immediate vesting as of the Date of Termination of 50% of any previously granted Supplemental Award that remains unvested as of the Date of Termination, payable in accordance with paragraph
               3(d) above."

     3. Paragraph 8 of the Employment Agreement is amended as follows:

          (a)  Deleting paragraph 8(b) in its entirety and replacing it with the following:

               "b.  Payment of an amount equal to 2 times the sum of (a) Base
                    Salary plus (b) Target Bonus, payable in a lump sum as soon as practicable following the Date of Termination (but in no event later than 60 days following such date)."

          (b)  Deleting paragraph 8(c) in its entirety and replacing it with the following:

               "c.  A pro-rata Target Bonus for the year of termination,
                    determined by multiplying the Target Bonus by a fraction,
                    the numerator of which is the number of days that you were employed by the Company during the year in which the Date of
                    Termination occurs and the

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                    denominator of which is 365, payable in a lump sum as soon as practicable following the Date of Termination (but in no event later than 60 days following such date)."

          (c)  Amending paragraph 8(d) by adding the following at the end of such paragraph:

               "and immediate vesting as of the Date of Termination of all other outstanding equity awards (other than Career Shares), with any stock options granted on or after the Amendment Date remaining exercisable for 24 months following the Date of Termination or the remainder of the option term, if shorter."

          (d)  Renumbering paragraph 8(e), 8(f) and 8(g) to be paragraphs 8(f),
               8(g) and 8(h), respectively, and amending the new paragraph 8(f)
               by replacing "18" with "24".

          (e)  Adding a new paragraph 8(e) as follows:

               "e.  Immediate vesting as of the Date of Termination of any previously granted Supplemental Award, payable in accordance with paragraph 3(d) above."

     4. Paragraph 23 of the Employment Agreement is amended by adding the following provision at the end of such paragraph:

          "Notwithstanding the foregoing, in 2005, the Company shall have the right to modify any provision of this Agreement (or, if requested by you, shall make such modification), including, without limitation, paragraph 3 and paragraphs 5 through 9 hereof, if, and only to the extent that, such modification shall be required, in the reasonable opinion of the Company's and/or your counsel, to comply with Section
          409A of the Code or any regulations or similar guidance issued by the
          Treasury or the Internal Revenue Service with respect to Code Section
          409A."

     5. A new paragraph 28 is added to the Employment Agreement as follows:

          "28. The Company hereby agrees during, and after termination of, your employment to indemnify you and hold you harmless, both during the Term and thereafter, to the fullest extent permitted by law and under the certificate of incorporation and by-laws of the
               Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses
               (including reasonable attorneys' fees), losses, amounts paid in settlement to the extent approved by the Company, and damages resulting from your good faith performance of your duties as an officer or director of the Company or any affiliate of the
               Company. The

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               Company shall reimburse you for expenses incurred by you in connection with any proceeding hereunder upon your written request for such reimbursement and your submission of the
               appropriate documentation associated with these expenses. Such request shall include an undertaking by you to repay the amount of such advance or reimbursement if it shall ultimately be determined that you are not entitled to be indemnified hereunder against such costs and expenses. The Company shall use
               commercially reasonable efforts to obtain and maintain directors'
               and officers' liability insurance covering you to the same extent as the Company covers its other officers and directors."

     6. A new paragraph 29 is added to the Employment Agreement as follows:

          "29.

          a.   If any amount, entitlement, or benefit paid or payable to you or provided for your benefit under this agreement and under any other agreement, plan or program of the Company (such payments, entitlements and benefits referred to as a "Payment") is subject to the excise tax imposed under Section 4999 of the Code or any similar federal or state law (an "Excise Tax"), then
               notwithstanding anything contained in this agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced
               (but not below zero) if and to the extent that such reduction would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if you received all of the Payments (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless you give prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement, including, but not limited to, the other provisions of this agreement, governing your rights and entitlements to any compensation, entitlement or benefit.

          b.   All calculations under this paragraph 29 shall be made by a nationally recognized accounting firm designated by the Company and reasonably acceptable to you (other than the accounting firm that is regularly engaged by any party who has effectuated a
               Change in Control) (the "Accounting Firm"). The Company shall pay all fees and expenses of such Accounting

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               Firm. The Accounting Firm shall provide its calculations,
               together with detailed supporting documentation, both to the
               Company and you within 45 days after the Change in Control or the
               Date of Termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited
               Payment Amount, shall deliver its opinion to you that you are not required to report any Excise Tax on your federal income tax return with respect to the Limited Payment Amount (collectively, the "Determination"). Within 5 days of your receipt of the
               Determination, you shall have the right to dispute the
               Determination (the "Dispute"). The existence of the Dispute shall not in any way affect your right to receive the Payments in accordance with the Determination. If there is no Dispute, the
               Determination by the Accounting Firm shall be final binding and conclusive upon the Company and you (except as provided in clause
               (c) below).

          c.   If, after the Payments have been made to you, it is established that the Payments made to you, or provided for your benefit, exceed the limitations provided in clause (a) above (an "Excess
               Payment") or are less than such limitations (an "Underpayment"), as the case may be, then the provisions of this clause (c) shall apply. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that an Excess
               Payment has been made, you shall repay the Excess Payment to the
               Company on demand. In the event that it is determined by (i) the
               Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to your satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Section 1274(d) of the Code and as in effect on the first date that such amount should have been paid to you under this agreement, from such date until the date that such Underpayment is made to you."

     7. Exhibit A to the Employment Agreement is amended as follows:

          (a)  By adding the following new definition:

               "AMENDMENT DATE" shall mean August 11, 2005.

          (b)  By deleting the definition of "CHANGE IN CONTROL" in its entirety and replacing it with the following definition:

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               "CHANGE IN CONTROL" shall mean any of the following:

               (i) any "person" (as such term is used in Sections 3(a)(9) and
               13(d) of the Securities Exchange Act of 1934) or group of persons acting jointly or in concert, but excluding a person who owns more than 5% of the outstanding shares of the Company as of the date of the Commencement Date, becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under that Act), of
               50% or more of the Voting Stock of the Company;

               (ii) all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation or other
               transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction
               beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the
               Company); or

               (iii) approval by the shareholders of the Company of a complete liquidation or dissolution of all or substantially all of the assets of the Company.

               For purposes of this Change in Control definition, "Voting Stock"
               shall mean the capital stock of any class or classes having general voting power, in the absence of specified contingencies, to elect the directors of the Company."

     This Amendment contains the entire understanding and agreement between the parties concerning the subject matter hereof and, as of the Amendment Date, shall supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to any non-qualified retirement or pension benefits or any benefits upon or following a Change in Control, including, without limitation, the letter agreement between the Company and you dated as of April 16, 2004 relating to a certain retirement benefit. Except as otherwise provided herein, the Employment
Agreement remains in full force and effect.

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     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

                                        THE WARNACO GROUP, INC.

                                        By:    /s/ Joseph R. Gromek
                                            ------------------------------------
                                        Name:  Joseph R. Gromek
                                        Title: President and Chief Executive
                                               Officer

                                        THE EXECUTIVE

                                        /s/ Frank Tworecke
                                        ----------------------------------------
                                        Frank Tworecke

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